Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Fiscal 2017 First Quarter Results,

Reaffirms Outlook for 8th Consecutive Year of Record Financial Performance

Middleton, WI, January 26, 2017 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported solid profit growth for the first quarter of fiscal 2017 ended January 1, 2017 and reiterated expectations for an eighth consecutive year of record results for fiscal 2017.

Fiscal 2017 First Quarter Highlights:

•

Net sales of $1.21 billion in the first quarter of fiscal 2017 decreased 0.6 percent compared to $1.22 billion last year.  Excluding the negative impact of $18.8 million of foreign exchange, organic net sales, a non-GAAP measure, increased 1.0 percent from the prior year.  See Other Supplemental Information for reconciliation to GAAP net sales.

•

Net income of $65.2 million and diluted EPS of $1.10 in the first quarter of fiscal 2017 decreased compared to net income of $73.6 million and diluted EPS of $1.24 in fiscal 2016 primarily due to a higher effective tax rate.

•

Adjusted diluted EPS, a non-GAAP measure, of $1.21 in the first quarter of fiscal 2017 increased 19.8 percent compared to $1.01 last year predominantly due to volume,  improved mix, operating efficiencies and lower interest costs.  See Other Supplemental Information for reconciliation to GAAP EPS.

•

Adjusted EBITDA, a non-GAAP measure, of $214.2 million in the first quarter of fiscal 2017 increased 3.4 percent compared to $207.1 million in fiscal 2016.  Excluding the negative impact of foreign exchange of $6.6 million, organic adjusted EBITDA, a non-GAAP measure, of $220.8 million increased 6.6 percent versus the prior year.  See Other Supplemental Information for reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, of 17.7 percent in the first quarter of fiscal 2017 improved from 17.0 percent in fiscal 2016 primarily due to improved mix and productivity, partially offset by revenue-generating investments.  See Other Supplemental Information for reconciliation to GAAP net income.

•	In January 2017 the Board of Directors of Spectrum Brands approved a 10.5 percent increase in the quarterly common stock dividend rate to $0.42, effective with the March 2017 payment.

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•

Free cash flow, a non-GAAP measure, is expected to grow to approximately $575-$590 million versus $535 million in fiscal 2016 and $454 million in fiscal 2015, based on expected net cash provided from operating activities of $695-$710 million after expected purchases of property, plant and equipment of $110-$120 million.  See Other Supplemental Information for reconciliation to Forecasted GAAP Cash Flow from Operating Activities.

“We delivered solid first quarter adjusted EBITDA and adjusted earnings per share growth with strong margin expansion despite a continuation of foreign currency headwinds,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.  “These results maintain the momentum from our record fiscal 2016 and provide a good start to achieving an 8th consecutive year of record financial performance in fiscal 2017.

“Hardware and Home Improvement delivered record results, the performance of global batteries and small appliances was excellent and, regionally, Europe, Latin America, Canada and Asia-Pacific reported solid organic adjusted EBITDA growth,” Mr. Rouvé said.

“As expected, our sales performance was challenged by a difficult comparison to our large quarterly organic revenue increase last year in the first quarter of 6.3%,” he said.  “Our flat 2017 first quarter reported sales and organic growth of 1% were impacted by planned exits of unprofitable businesses of approximately $8 million and two fewer shipping days of approximately $20-$25 million which combined had an approximately 2.5% adverse effect on our top line.  The shipping days impact will largely benefit the fourth quarter.

 “We are seeing the operating leverage benefits of our global infrastructure and shared services platform, as well as our continuous improvement of processes and strong cost reduction results in our plants and supply chains,” Mr. Rouvé said.  “The positive impact of the exit of unprofitable businesses and the launch of innovative products is helping to improve profitability, margins and free cash flow.

“We continue to expect top-line growth above category rates, strong bottom-line growth and a free cash flow increase of up to 10 percent in fiscal 2017, driven by the continuous launch of innovation and further leveraging of our global platform to expand distribution of our products,” Mr. Rouvé said.

Fiscal 2017 First Quarter Consolidated Financial Results

Net sales of $1.21 billion in the first quarter of fiscal 2017 decreased 0.6 percent compared to $1.22 billion in fiscal 2016.  Excluding the negative impact of $18.8 million of foreign exchange, organic net sales increased 1.0 percent.

Gross profit and gross profit margin in the first quarter of fiscal 2017 were $450.0 million and 37.1 percent, respectively, compared to $440.7 million and 36.2 percent, respectively, last year.  The gross

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profit margin percentage increase was primarily due to strong productivity and improved mix, partially offset by the negative impact of foreign exchange.

Operating expenses of $299.0 million in the first quarter of fiscal 2017 were essentially unchanged compared to $298.2 million in the prior year.

The Company reported net income of $65.2 million, or $1.10 diluted EPS, in the first quarter of fiscal 2017 on average diluted shares and common stock equivalents outstanding of 59.5 million.  In the first quarter of fiscal 2016, net income was $73.6 million, or $1.24 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.2 million.  The Company generated adjusted diluted EPS, a non-GAAP measure, of $1.21 in the first quarter of fiscal 2017, an increase of 19.8 percent compared to $1.01 primarily as a result of favorable mix, operating efficiencies and lower interest costs, partially offset by the negative impact of foreign exchange.

Adjusted EBITDA of $214.2 million in the first quarter of fiscal 2017 increased 3.4 percent compared to $207.1 million in fiscal 2016.  HHI delivered record adjusted EBITDA, and Global Batteries & Appliances, Global Pet Supplies and Global Auto Care reported increased EBITDA.  Excluding the negative impact of $6.6 million of foreign exchange, organic adjusted EBITDA of $220.8 increased 6.6 percent versus the first quarter of fiscal 2016.  Reported adjusted EBITDA margin expanded to 17.7 percent compared to 17.0 percent last year.  The improvement was primarily due to improved operating expense leverage.

Fiscal 2017 First Quarter Segment Level Data

Global Batteries & Appliances (GBA)

	Three Month Period Ended
(in millions, except %)	January 1, 2017	January 3, 2016	Variance
Net Sales	$609.5	$611.3	$(1.8)		(0.3%)
Operating Income	88.7	89.9	(1.2)		(1.3%)
Operating Income Margin	14.6%	14.7%	(10)	bps
Adjusted EBITDA	109.0	105.5	3.5		3.3%
Adjusted EBITDA Margin	17.9%	17.3%	60	bps

The GBA segment reported fiscal 2017 first quarter net sales of $609.5 million were essentially unchanged versus $611.3 million in the year-ago quarter.  Excluding the negative impact of foreign exchange of $15.7 million, organic net sales increased 2.3 percent as consumer batteries and small appliances increases more than offset lower personal care net sales.

Global battery net sales of $260.5 million in the first quarter of fiscal 2017 increased 3.1 percent compared to $252.6 million in the first quarter of fiscal 2016.  Excluding negative foreign exchange impacts of $4.5 million, organic net sales improved 4.9 percent.  Solid growth on a currency neutral basis in Europe, primarily from new customers, organic increases and effective promotions, as well as in Latin America and Asia-Pacific drove the improvement.  North America delivered strong growth in alkaline batteries.

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Net sales for the global personal care product category of $162.6 million in the first quarter of fiscal 2017 fell 3.7 percent compared to $168.8 million last year.  Excluding negative foreign exchange impacts of $3.7 million, organic net sales declined 1.5 percent.  Growth in constant currency in Europe, primarily in hair care appliances and hair removal, and in Latin America and Asia-Pacific was more than offset by lower North American revenues.  The North American decline was primarily due to fewer promotions and distribution adjustments at key retailers.

Net sales of $186.4 million in the global small appliances product category in the first quarter of fiscal 2017 declined 1.8 percent compared to $189.9 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $7.5 million, organic net sales increased 2.1 percent.  The improvement was attributable to strong growth in North America from a combination of distribution gains, incremental listings, effective promotions and e-commerce growth, as well as a modest increase on a currency neutral basis in Europe.

Operating income decreased 1.3 percent to $88.7 million in the first quarter compared to $89.9 million in the prior year.  Adjusted EBITDA of $109.0 million increased 3.3 percent compared to $105.5 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $9.6 million, organic adjusted EBITDA of $118.6 million grew 12.4 percent. Adjusted EBITDA margin of 17.9 percent expanded 60 basis points compared to 17.3 percent last year.

Hardware & Home Improvement (HHI)

	Three Month Period Ended
(in millions, except %)	January 1, 2017	January 3, 2016	Variance
Net Sales	$288.8	$282.7	$6.1		2.2%
Operating Income	46.8	41.2	5.6		13.6%
Operating Income Margin	16.2%	14.6%	160	bps
Adjusted EBITDA	59.2	53.7	5.5		10.2%
Adjusted EBITDA Margin	20.5%	19.0%	150	bps

The HHI segment delivered record first quarter results.  Net sales of $288.8 million in the first quarter of fiscal 2017 increased 2.2 percent compared to $282.7 million in the prior year.  The improvement was driven by growth in the core North American residential security category.  The planned exit of unprofitable businesses in Mexico adversely impacted sales growth by approximately 1.5 percent.

Operating income increased 13.6 percent to $46.8 million compared to $41.2 million last year.  Adjusted EBITDA of $59.2 million increased 10.2 percent versus $53.7 million last year.  Excluding positive foreign exchange impacts of $3.3 million, organic adjusted EBITDA of $55.9 million grew 4.1%.  Adjusted EBITDA margin of 20.5 percent improved 150 basis points compared to 19.0 percent last year.

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Global Pet Supplies (PET)

	Three Month Period Ended
(in millions, except %)	January 1, 2017	January 3, 2016	Variance
Net Sales	$194.2	$203.4	$(9.2)		(4.5%)
Operating Income	19.5	16.3	3.2		19.6%
Operating Income Margin	10.0%	8.0%	200	bps
Adjusted EBITDA	30.7	29.2	1.5		5.1%
Adjusted EBITDA Margin	15.8%	14.4%	140	bps

The Global Pet Supplies segment reported net sales of $194.2 million in the first quarter of fiscal 2017 compared to $203.4 million last year.  Excluding the unfavorable impact of foreign exchange of $2.8 million, organic net sales decreased 3.1 percent.  Higher aquatics revenues, primarily double-digit growth in Europe, were more than offset by lower North American companion animal and European pet food revenues.  Reduced North American companion animal sales were largely due to the negative impact of the planned exits of low-margin private label rawhide and chicken jerky business last year.

Operating income of $19.5 million increased 19.6 percent compared to $16.3 million in the prior year due to favorable product and customer mix.  First quarter adjusted EBITDA of $30.7 million increased 5.1 percent compared to $29.2 million in fiscal 2016.  Excluding negative foreign exchange impacts of $1.7 million, organic adjusted EBITDA of $32.4 million grew 11.0 percent due to favorable product and customer mix.  Adjusted EBITDA margin expanded 140 basis points to 15.8 percent compared to 14.4 percent in the prior year.

Home and Garden (H&G)

	Three Month Period Ended
(in millions, except %)	January 1, 2017	January 3, 2016	Variance
Net Sales	$49.8	$47.7	$2.1		4.4%
Operating Income	1.7	3.3	(1.6)		(48.5%)
Operating Income Margin	3.4%	6.9%	(350)	bps
Adjusted EBITDA	5.7	7.1	(1.4)		(19.7%)
Adjusted EBITDA Margin	11.4%	14.9%	(350)	bps

The Home and Garden segment reported record first quarter revenues.  Fiscal 2017 first quarter net sales of $49.8 million increased 4.4 percent compared to $47.7 million last year driven by double-digit growth in the household insect controls category.

Operating income of $1.7 million decreased 48.5 percent from $3.3 million last year.  First quarter adjusted EBITDA of $5.7 million declined 19.7 percent versus $7.1 million a year ago.  The operating income and adjusted EBITDA decreases are due to unfavorable manufacturing variances caused by improved manufacturing scheduling and the new aerosol line start-up which will both benefit later quarters as well as investments in marketing expenses to support innovation and new distribution.  Adjusted EBITDA margin of 11.4 percent fell 350 basis points from 14.9 percent last year.

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Global Auto Care (GAC)

rs as well as investments in marketing expenses to support innovation and new distribution.  Adjusted EBITDA margin of 11.4 percent fell 350 basis points from 14.9 percent last year.

	Three Month Period Ended
(in millions, except %)	January 1, 2017	January 3, 2016	Variance
Net Sales	$69.5	$73.7	$(4.2)		(5.7%)
Operating Income	13.1	9.6	3.5		36.5%
Operating Income Margin	18.8%	13.0%	580	bps
Adjusted EBITDA	19.8	19.2	0.6		3.1%
Adjusted EBITDA Margin	28.5%	26.1%	240	bps

The GAC segment reported net sales of $69.5 million in the first quarter of fiscal 2017, a decrease of 5.7 percent compared to $73.7 million in the prior year.  Solid U.S. growth in refrigerants, especially A/C PRO®, was more than offset by lower appearance and performance chemicals revenues due primarily to the timing of shipments ahead of GAC’s North American SAP conversion in early January 2016 and U.S. retailer inventory adjustments.  Lower European revenues were from distributors due to order shipment timing.

Operating income increased 36.5 percent to $13.1 million compared to $9.6 million last year.  First quarter adjusted EBITDA of $19.8 million grew 3.1 percent compared to $19.2 million in fiscal 2016.  Excluding positive foreign exchange impacts of $1.3 million, organic adjusted EBITDA of $18.5 million decreased 3.6 percent.  Adjusted EBITDA margin of 28.5 percent expanded 240 basis points from 26.1 percent last year.

Liquidity and Debt

Spectrum Brands completed its fiscal 2017 first quarter with a solid liquidity position, including a cash balance of approximately $143 million and more than $301 million available on its $500 million Cash Flow Revolver.

As of the end of the first quarter, the Company had approximately $3,714 million of debt outstanding, consisting of approximately $165 million outstanding on its Cash Flow Revolver, a series of secured Term Loans in the aggregate amount of $1,115 million, $2,266 million of senior unsecured notes, and approximately $168 million of capital leases and other obligations.

During the first quarter, the Company repurchased 802,281 shares of common stock for $97.0 million or $120.97 per share on average.

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Fiscal 2017 Outlook

Spectrum Brands expects fiscal 2017 reported net sales to grow above category rates, along with an anticipated negative impact from foreign exchange of approximately 100 to 150 basis points.

Fiscal 2017 free cash flow is projected to be approximately $575-$590 million compared to $535 million in fiscal 2016.  Capital expenditures are expected to be in the range of $110 million to $120 million, including rollover spending from fiscal 2016.  These incremental investments will support footprint optimization, vertical integration improvements, technology and innovation and are expected to enhance the Company’s margin structure and organic net sales growth rate.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, January 26.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 46061187.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, February 9.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.04 billion in fiscal 2016. For more information, visit www.spectrumbrands.com.

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Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and the impact of acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by (used in) operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

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Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2017 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (6) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated; (7) the unanticipated loss of key members of senior management; (8) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (9) interest rate and exchange rate fluctuations; (10) our ability to utilize our net operating loss carry-forwards to offset tax liabilities from future taxable income; (11) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s); (12) competitive promotional activity or spending by competitors, or price reductions by competitors; (13) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (14) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business; (15) changes in consumer spending preferences and demand for our products; (16) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (17) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (18) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (19) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (20) the impact of pending or threatened litigation; (21) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (22) changes in accounting policies applicable to our business; (23) government regulations; (24) the seasonal nature of sales of certain of our products; (25) the effects of climate change and unusual weather activity;

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and (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets, including those discussed herein and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Period Ended
(in millions, except per share amounts)	January 1, 2017	January 3, 2016
Net sales	$1,211.8	$1,218.8
Cost of goods sold	760.7	778.0
Restructuring and related charges	1.1	0.1
Gross profit	450.0	440.7
Selling	189.8	187.1
General and administrative	88.6	86.3
Research and development	14.4	13.8
Acquisition and integration related charges	4.1	9.9
Restructuring and related charges	2.1	1.1
Total operating expenses	299.0	298.2
Operating income	151.0	142.5
Interest expense	55.8	58.4
Other non-operating (income) expense, net	(1.1)	3.5
Income from operations before income taxes	96.3	80.6
Income tax expense	31.1	6.9
Net income	65.2	73.7
Net income attributable to non-controlling interest	—	0.1
Net income attributable to controlling interest	$65.2	$73.6
Earnings Per Share
Basic earnings per share	$1.10	$1.24
Diluted earnings per share	$1.10	$1.24
Dividends per share	$0.38	$0.33
Weighted Average Shares Outstanding
Basic	59.3	59.2
Diluted	59.5	59.2

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Three Month Period Ended
(in millions)	January 1, 2017	January 3, 2016
Cash flows from operating activities
Net income	$65.2	$73.7
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	23.6	23.6
Depreciation	22.4	23.0
Share based compensation	8.8	10.1
Amortization of debt issuance costs	1.8	2.1
Write-off of debt issuance costs	1.9	—
Non-cash debt accretion	0.2	0.3
Deferred tax benefit	19.6	(9.7)
Net changes in operating assets and liabilities	(137.7)	(346.6)
Net cash provided (used) by operating activities	5.8	(223.5)
Cash flows from investing activities
Purchases of property, plant and equipment	(28.0)	(17.4)
Proceeds from sales of property, plant and equipment	0.1	0.1
Other investing activities	(0.8)	—
Net cash used by investing activities	(28.7)	(17.3)
Cash flows from financing activities
Proceeds from issuance of debt	177.1	230.0
Payment of debt	(135.9)	(5.9)
Payment of debt issuance costs	(0.5)	(1.1)
Payment of cash dividends	(22.6)	(19.5)
Treasury stock purchases	(97.6)	(40.2)
Share based tax withholding payments, net of proceeds upon vesting	(23.2)	(5.3)
Net cash (used) provided by financing activities	(102.7)	158.0
Effect of exchange rate changes on cash and cash equivalents	(6.4)	(3.1)
Net increase in cash and cash equivalents	(132.0)	(85.9)
Cash and cash equivalents, beginning of period	275.3	247.9
Cash and cash equivalents, end of period	$143.3	$162.0

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	January 1, 2017	September 30, 2016
Assets
Cash and cash equivalents	$143.3	$275.3
Trade receivables, net	489.2	482.6
Other receivables	57.0	55.6
Inventories	779.7	740.6
Prepaid expenses and other current assets	80.5	78.8
Total current assets	1,549.7	1,632.9
Property, plant and equipment, net	568.2	542.1
Deferred charges and other	44.2	43.2
Goodwill	2,464.5	2,478.4
Intangible assets, net	2,327.9	2,372.5
Total assets	6,954.5	7,069.1
Liabilities and Shareholders' Equity
Current portion of long-term debt	42.5	164.0
Accounts payable	532.4	580.1
Accrued wages and salaries	65.1	122.9
Accrued interest	41.2	39.3
Other current liabilities	186.7	189.3
Total current liabilities	867.9	1,095.6
Long-term debt, net of current portion	3,613.7	3,456.2
Deferred income taxes	563.1	532.7
Other long-term liabilities	124.4	140.6
Total liabilities	5,169.1	5,225.1
Shareholders' equity	1,741.8	1,800.1
Noncontrolling interest	43.6	43.9
Total equity	1,785.4	1,844.0
Total liabilities and equity	6,954.5	7,069.1

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

Our press release contains financial information regarding adjusted EPS, which we define as diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (3) one time purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (4) non-cash asset impairments or write-offs realized; (5) and other. Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 35%, net of adjustments made to diluted EPS.  The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three month periods ended January 1, 2017 and January 3, 2016, respectively:

	Three Month Period Ended
	January 1, 2017	January 3, 2016
Diluted earnings per share, as reported	$1.10	$1.24
Adjustments:
Acquisition and integration related charges	0.07	0.11
Restructuring and related charges	0.05	0.01
Debt refinancing costs	0.12	—
Income tax adjustment	(0.13)	(0.35)
	0.11	(0.23)
Diluted earnings per share, as adjusted	$1.21	$1.01

The following summarizes the acquisition and integration related charges incurred by the Company for the three month periods ended January 1, 2017 and January 3, 2016:

	Three Month Period Ended
(in millions)	January 1, 2017	January 3, 2016
Armored AutoGroup	$1.7	$4.5
HHI Business	1.9	2.8
Other	0.5	2.6
Total acquisition and integration related charges	$4.1	$9.9

The following summarizes the restructuring and related charges incurred by the Company for the three month period ended January 1, 2017 and January 3, 2016:

	Three Month Period Ended
(in millions)	January 1, 2017	January 3, 2016
GAC business rationalization initiatives	$1.5	$—
Global expense rationalization initiatives	—	1.1
HHI business rationalization initiatives	—	(0.7)
Other restructuring activities	1.7	0.8
Total restructuring and related charges	$3.2	$1.2

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

SALES AND ORGANIC SALES

The following is a summary of net sales by segment for the three month periods ended January 1, 2017 and January 3, 2016, respectively:

	Three Month Period Ended
(in millions, except %)	January 1, 2017	January 3, 2016	Variance
Consumer batteries	$260.5	$252.6	$7.9	3.1%
Small appliances	186.4	189.9	(3.5)	(1.8%)
Personal care	162.6	168.8	(6.2)	(3.7%)
Global Batteries & Appliances	609.5	611.3	(1.8)	(0.3%)
Hardware & Home Improvement	288.8	282.7	6.1	2.2%
Global Pet Supplies	194.2	203.4	(9.2)	(4.5%)
Home and Garden	49.8	47.7	2.1	4.4%
Global Auto Care	69.5	73.7	(4.2)	(5.7%)
Total	$1,211.8	$1,218.8	(7.0)	(0.6%)

Our press release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three month period ended January 1, 2017 compared to reported net sales for the three month period ended January 3, 2016, respectively:

	January 1, 2017
Three month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Organic Net Sales	Net Sales January 3, 2016	Variance
Consumer batteries	$260.5	$4.5	$265.0	$252.6	$12.4	4.9%
Small appliances	186.4	7.5	193.9	189.9	4.0	2.1%
Personal care	162.6	3.7	166.3	168.8	(2.5)	(1.5%)
Global Batteries & Appliances	609.5	15.7	625.2	611.3	13.9	2.3%
Hardware & Home Improvement	288.8	0.2	289.0	282.7	6.3	2.2%
Global Pet Supplies	194.2	2.8	197.0	203.4	(6.4)	(3.1%)
Home and Garden	49.8	—	49.8	47.7	2.1	4.4%
Global Auto Care	69.5	0.1	69.6	73.7	(4.1)	(5.6%)
Total	$1,211.8	$18.8	$1,230.6	$1,218.8	11.8	1.0%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Our press release contains financial information regarding adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), adjusted EBITDA Margin, and organic adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a useful measure of a company’s ability to service debt and is one measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other. During the three month period ended January 3, 2016, other consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive. adjusted EBITDA Margin is calculated by taking the adjusted EBITDA margin as a percentage of Net Sales. Organic adjusted EBITDA excludes the effect of changes in foreign currency exchange rates and acquisitions. The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended January 1, 2017 and January 3, 2016, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended January 1, 2017:

Three month period ended January 1, 2017 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$88.7	$48.4	$19.4	$1.6	$13.1	$(106.0)	$65.2
Income tax benefit	—	—	—	—	—	31.1	31.1
Interest expense	—	—	—	—	—	55.8	55.8
Depreciation and amortization	18.5	8.9	10.6	4.1	3.9	—	46.0
EBITDA	107.2	57.3	30.0	5.7	17.0	(19.1)	198.1
Stock based compensation expense	—	—	—	—	—	8.8	8.8
Acquisition and integration related charges	0.8	1.8	0.1	—	1.3	0.1	4.1
Restructuring and related charges	1.0	0.1	0.6	—	1.5	—	3.2
Adjusted EBITDA	$109.0	$59.2	$30.7	$5.7	$19.8	$(10.2)	$214.2
Net Sales	609.5	288.8	194.2	49.8	69.5	—	1,211.8
Adjusted EBITDA Margin	17.9%	20.5%	15.8%	11.4%	28.5%	—	17.7%

Three month period ended January 3, 2016 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$87.7	$41.4	$16.0	$3.3	$8.8	$(83.5)	$73.7
Income tax expense	—	—	—	—	—	6.9	6.9
Interest expense	—	—	—	—	—	58.4	58.4
Depreciation and amortization	17.3	9.3	10.7	3.4	5.9	—	46.6
EBITDA	105.0	50.7	26.7	6.7	14.7	(18.2)	185.6
Stock based compensation expense	—	—	—	—	—	10.1	10.1
Acquisition and integration related charges	0.3	2.9	1.8	0.2	4.5	0.2	9.9
Restructuring and related charges	0.2	0.1	0.7	0.2	—	—	1.2
Other	—	—	—	—	—	0.3	0.3
Adjusted EBITDA	$105.5	$53.7	$29.2	$7.1	$19.2	$(7.6)	$207.1
Net Sales	611.3	282.7	203.4	47.7	73.7	—	1,218.8
Adjusted EBITDA Margin	17.3%	19.0%	14.4%	14.9%	26.1%	—	17.0%

Organic Adjusted EBITDA (in millions, except %)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended January 1, 2017	$109.0	$59.2	$30.7	$5.7	$19.8	$(10.2)	$214.2
Effect of change in foreign currency	9.6	(3.3)	1.7	—	(1.3)	(0.1)	6.6
Organic Adjusted EBITDA	118.6	55.9	32.4	5.7	18.5	(10.3)	220.8
Adjusted EBITDA - three month period ended January 3, 2016	105.5	53.7	29.2	7.1	19.2	(7.6)	207.1
Increase (Decrease) in Adjusted EBITDA	$13.1	$2.2	$3.2	$(1.4)	$(0.7)	$(2.7)	$13.7
Increase (Decrease) in Adjusted EBITDA (%)	12.4%	4.1%	11.0%	(19.7%)	(3.6%)	(35.5%)	6.6%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

FREE CASH FLOW

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of free cash flow may be different from definitions used by other companies. We also use free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of forecast net cash provided from operating activities to the Company’s forecasted cash flow for the fiscal year ending September 30, 2017:

(in millions)	Forecasted 2017	2016	2015
Net cash provided from operating activities	$695-710	$615	$444
Cash interest charges related to refinancing	—	15	75
Cash restructuring, acquisition & integration costs	—	—	24
Purchases of property, plant and equipment	(110) - (120)	(95)	(89)
Adjusted free cash flow	$575-590	$535	$454